Exhibit 99.1
SAIC to Acquire SilverEdge Government Solutions
Move bolsters SAIC’s leading role of bringing commercial-grade technologies and solutions to advance national security missions and operations
RESTON, Va., October 6, 2025 – Science Applications International Corp. (NASDAQ: SAIC), a leading mission integrator supporting defense, space, intelligence and civilian agencies, announced today it has entered into a definitive agreement to acquire SilverEdge Government Solutions (“SilverEdge”) from private equity firm Godspeed Capital for $205 million in cash.
SilverEdge is an innovative provider of mission-driven technology solutions and products. The company’s seasoned team of cybersecurity experts, software developers, engineers, and intelligence analysts work to empower America’s defenders with the technology solutions needed to address our national security community’s toughest challenges.
SilverEdge has long-standing relationships that serve the Intelligence and DoD Communities with capabilities across digital transformation, generative artificial intelligence, and data analytics. Its flagship Software-as-a-Service (SaaS) product suite, SOAR, is a highly disruptive model that provides fully customizable, low-risk software solutions tailored to customer specifications through commercial marketplaces. Additionally, SilverEdge recently unveiled MynAI – a secure and responsible agentic AI product specifically designed for operation in highly regulated and secured government environments. These transformative solutions provide agility and speed while minimizing risk to customers.
This acquisition advances SAIC’s strategy of bringing mission focused, IP-based solutions and commercial products to our customers. By integrating SilverEdge’s SaaS products and expertise, SAIC will further enhance its ability to deliver real-time mission-based solutions with speed, efficiency, and agility. SilverEdge brings a team of highly cleared professionals to further strengthen SAIC’s ability to deliver on America’s most critical national security missions.
“SilverEdge’s people, culture, and innovative approach have driven impressive growth,” said Toni Townes-Whitley, Chief Executive Officer of SAIC. “SOAR delivers agile, low-risk and rapid prototyping products that align with our enterprise growth strategy to provide integrated digital solutions to our customers that tackle national priorities. They share our commitment to advancing National Security missions with speed, and together, we will deliver an expanded suite of products and commercial technologies to help the Department of War and Intelligence Community achieve their most critical objectives.”
“We are excited to join the SAIC team,” said Robert J. Miller III, Chief Executive Officer of SilverEdge. “From day one, our vision was to deliver next-generation cyber, software, and intelligence solutions that disrupt the status quo. That mission aligns perfectly with SAIC’s focus on innovation and national security. By joining forces, we will continue to push boundaries, expand our capabilities, and deliver even greater value for our customers. I am incredibly proud of the SilverEdge team and energized for what the future holds.”
The acquisition of SilverEdge continues to strengthen SAIC’s position as a premier Mission Integrator and reflects SAIC’s commitment to pursuing strategic investments in accretive and complementary tuck-ins.
The transaction is subject to customary closing conditions and is expected to close in the third quarter of fiscal year 2026. SAIC was supported by KPMG and Arnold & Porter Kaye Scholer LLP. SilverEdge was advised by KippsDeSanto & Co. and Latham & Watkins LLP.
About SAIC
SAIC® is a premier Fortune 500 mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence customers includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.

We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Media Contact:
Kara Ross
703.362.6046 | kara.g.ross@saic.com
Forward-Looking Statements
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